UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Rohm and Haas Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 INDEPENDENCE MALL WEST, PHILADELPHIA PA 19106-2399 TELEPHONE (215) 592-3000

[ROHM AND HAAS COMPANY LOGO]

March 20, 2003

Dear Stockholder:

     You are cordially invited to attend the Rohm and Haas Company Annual Meeting of Stockholders, which we will hold on Monday, May 5, 2003, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), for the following purposes:

1.	To elect fourteen directors, each of whom will serve a one-year term; and

2.	To transact other business properly coming before the meeting.

     Additionally, President Mike Fitzpatrick and I will bring you up to date on the progress of the Company during the past year.

     We appreciate your ongoing interest and participation in this Company. Please take the time to vote—electronically, by phone or by mail—to ensure that your shares will be represented at the meeting. Your vote is very important.

Sincerely,

/s/ Raj L. Gupta

Raj L. Gupta Chairman of the Board of Directors and Chief Executive Officer

This document is dated March 20, 2003 and is first being mailed to stockholders on or about March 24, 2003.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF ROHM AND HAAS DIRECTORS
BOARD OF DIRECTORS
ORGANIZATION
REPORT OF THE AUDIT COMMITTEE
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2002
Aggregated Option Exercises in 2002 and December 31, 2002 Option Value
Long-Term Incentive Plan Awards (2002 — 2004 Cycle) (1)
Pension Plan Table
REPORT ON EXECUTIVE COMPENSATION
CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
ROHM AND HAAS STOCK OWNERSHIP
INDEPENDENT PUBLIC ACCOUNTANTS
2004 ANNUAL MEETING PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF ROHM AND HAAS DIRECTORS
BOARD OF DIRECTORS
ORGANIZATION
REPORT OF THE AUDIT COMMITTEE
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2002
AGGREGATED OPTION EXERCISES IN 2002 AND DECEMBER 31, 2002 OPTION VALUE
LONG-TERM INCENTIVE PLAN AWARDS (2002 — 2004 CYCLE) (1)
PENSION PLAN TABLE
REPORT ON EXECUTIVE COMPENSATION
CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
ROHM AND HAAS STOCK OWNERSHIP
INDEPENDENT PUBLIC ACCOUNTANTS
2004 ANNUAL MEETING PROPOSALS

Notice of Annual Meeting
Proxy Statement
Election of Directors
Board of Directors
Organization
Report of the Audit Committee
Directors’ Compensation
Executive Compensation
Summary Compensation Table
Option Grants Table
Option Exercises and Year-End Value Table
Long-Term Incentive Plan Awards Table
Pension Plan Table
Report on Executive Compensation
Five-Year Performance Graph
Stock Ownership
Independent Public Accountants
2004 Annual Meeting Proposals

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held Monday, May 5, 2003

     The annual meeting of stockholders of Rohm and Haas Company will be held on Monday, May 5, 2003, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), to act upon the election of fourteen nominees to the board of directors and any other business as may properly come before the meeting.

     The Board of Directors of Rohm and Haas recommends a vote “FOR” the election of each of the nominees for director. Stockholders of record at the close of business on March 7, 2003 are entitled to vote their shares.

     It is important that your shares be voted at the meeting. Please see the proxy card for instructions on voting electronically, by telephone, or by signing, dating and returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.

     We will mail a summary report of the meeting to you.

By Order of the Board of Directors,

/s/ ROBERT A. LONERGAN

Robert A. Lonergan Corporate Secretary

Rohm and Haas Company

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To be held Monday, May 5, 2003

     The enclosed proxy is being solicited by Rohm and Haas Company’s Board of Directors for use at the annual meeting of stockholders and any adjournment of the meeting.

Place, date and time

     We will hold the Rohm and Haas Company annual meeting on Monday, May 5, 2003, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), subject to any adjournments or postponements.

Record date

     Only holders of Rohm and Haas common stock as of March 7, 2003 are entitled to receive notice of and to vote at the Rohm and Haas annual meeting. As of March 7, 2003, there were 222,005,368 shares of Rohm and Haas common stock outstanding, each share of which entitles the registered holder to one vote. Rohm and Haas will have a list of Rohm and Haas stockholders entitled to vote at the Rohm and Haas annual meeting available during normal business hours at 100 Independence Mall West, Philadelphia, PA, for the ten-day period prior to the Rohm and Haas annual meeting on May 5, 2003.

Vote required

     The proposal to elect directors requires the approval of the holders of a majority of the Rohm and Haas common stock, present and entitled to vote at a meeting at which a quorum is present.

     The holders of a majority of the outstanding shares of Rohm and Haas common stock will constitute a quorum for these votes. If a quorum is not present at the Rohm and Haas annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

     As of March 7, 2003, directors and executive officers of Rohm and Haas were entitled to vote approximately 29.45% of the outstanding votes entitled to be cast by stockholders at the Rohm and Haas annual meeting.

How shares will be voted at the annual meeting

     All shares of Rohm and Haas common stock represented by properly executed proxies received before or at the Rohm and Haas annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the fourteen nominees for the board of directors.

     Under current New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on some routine matters when they have not received instructions from beneficial owners, and therefore may vote for the election of directors absent instructions to do so from the beneficial owners of the shares.

     The Rohm and Haas Board of Directors is not currently aware of any other business to be brought before the Rohm and Haas annual meeting. If, however, other matters are properly brought before the Rohm and Haas annual meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

How to revoke a proxy

     You may revoke your proxy at any time before its use by delivering to Robert A. Lonergan, Corporate Secretary of Rohm and Haas Company, a signed notice of revocation, or a later-dated signed proxy, or by attending the Rohm and Haas annual meeting and voting in person. Attendance at the Rohm and Haas annual meeting will not itself constitute the revocation of a proxy.

Solicitation of proxies

     Rohm and Haas Company will pay the cost of solicitation of proxies for the Rohm and Haas annual meeting of stockholders. In addition to solicitation by mail, Rohm and Haas will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Rohm and Haas will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Rohm and Haas has retained D. F. King & Co., Inc. to assist in the solicitation of proxies and to verify the records related to the solicitations. D. F. King will receive a fee of $5,500 and expense reimbursement for its services. Rohm and Haas or its directors, officers or employees may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly the stockholders vote. We urge you to vote your shares without delay.

ELECTION OF ROHM AND HAAS DIRECTORS

     At the annual meeting, stockholders will be asked to elect fourteen nominees to serve as directors of Rohm and Haas Company for terms of one year. The elected directors will hold office until the next annual meeting of stockholders and until their successors are elected.

     The Rohm and Haas Company Board of Directors nominated each of the persons listed below upon the recommendation of the Nominating Committee of the Rohm and Haas Board of Directors. If any nominee is unable to serve as a director, the persons named as proxies will vote for any other nominee as may be designated by the Rohm and Haas Board of Directors or the Rohm and Haas Board of Directors may decrease the number of directors. Votes may be cast in favor of or withheld from each nominee. If a quorum is present at the meeting, a nominee will be elected as a director by receiving the affirmative vote of a majority of the shares of Rohm and Haas stock represented, in person or by proxy, at the Rohm and Haas annual meeting.

     Mr. James R. Cantalupo, who has been a director of Rohm and Haas Company since 1999 and during 2002 was the chairman of the Audit Committee, was elected Chairman and Chief Executive Officer of McDonald’s, Inc., effective January 1, 2003. Because of his new responsibilities, Mr. Cantalupo has decided that he will not stand for re-election to the board at the annual meeting of stockholders on May 5, 2003.

     The Rohm and Haas Board of Directors recommends a vote “FOR” the election of each of the nominees.

[AVERY PICTURE]	WILLIAM J. AVERY Director since 1997

Mr. Avery, 62, formerly Chairman and Director of Crown Cork & Seal Company, Inc. from 1990 until retirement in 2001; also Chief Executive Officer, Crown Cork & Seal Company, Inc., from 1989 until retirement in 2000. Other directorships include: Lincoln Financial Group; YMCA; Fox Chase Cancer Center; Franklin Institute; The Kimmel Center for the Performing Arts; and The Philadelphia Historical Society.

Rohm and Haas Board Committees:
Executive; Executive Compensation (Chair); Nominating

[FITZPATRICK PICTURE]	J. MICHAEL FITZPATRICK Director since 1999

Dr. Fitzpatrick, 56, President and Chief Operating Officer, Rohm and Haas Company from 1999 to present; previously, Chief Technology Officer, from 1996 to 1998, and Vice President, Rohm and Haas Company, 1993-1998. Other directorships include: Carpenter Technology Corporation; McCormick & Company, Inc.; and the Green Chemistry Institute.

Rohm and Haas Board Committees:
Committee on Sustainable Development; Executive; Finance

[GRAVES PICTURES]	EARL G. GRAVES, SR. Director since 1984

Mr. Graves, 68, Chairman and Chief Executive Officer, Earl G. Graves Ltd. from 1972 to present; formerly Chairman and Chief Executive Officer, Pepsi-Cola of Washington, D.C., L.P. from 1996 to 1998; Publisher and Editor, Black Enterprise Magazine from 1970 to present; Managing Director of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. from 1998 to present. Other directorships include: Aetna, Inc.; AMR Corporation and its subsidiary, American Airlines, Inc.; DaimlerChrysler AG; and Federated Department Stores, Inc.

Rohm and Haas Board Committees:
Committee on Sustainable Development; Finance (Chair); Nominating

[GUPTA PICTURE]	RAJ L. GUPTA Director since 1999

Mr. Gupta, 57, Chairman and Chief Executive Officer, Rohm and Haas Company from 1999 to present; previously, Vice Chairman from 1998 to 1999; Director of Electronic Materials business from 1996 to 1999; Vice President and Regional Director of the Asia-Pacific Region, Rohm and Haas Company from 1993 to 1998. Other directorships include: Agere Systems; Technitrol Inc.; and The Vanguard Group.

Rohm and Haas Board Committees:
Executive (Chair)

[DAVID W. HAAS PICTURE]	DAVID W. HAAS Director since 1999

Mr. Haas, 47, Chairman and Director, The William Penn Foundation from 1998 to present; previously, Vice Chairman, The William Penn Foundation from 1996 to 1998. He is a cousin of Thomas W. Haas.

Rohm and Haas Board Committees:
Committee on Sustainable Development; Nominating

[THOMAS W. HAAS PICTURE]	THOMAS W. HAAS Director since 1999

Mr. Haas, 47, Director and Corporate Officer, The William Penn Foundation; pilot and flight instructor. He is a cousin of David W. Haas.

Rohm and Haas Board Committees:
Executive Compensation; Nominating

[HENDERSON PICTURE]	JAMES A. HENDERSON Director since 1989

Mr. Henderson, 68, formerly Chairman, Chief Executive Officer and Director, Cummins Engine Co., Inc. from 1995 until retirement in 1999. Other directorships include: Championship Auto Racing Teams; International Paper Company; Nanophase Technologies Corporation; Ryerson Tull, Inc.; and SBC Communications, Inc.

Rohm and Haas Board Committees:
Executive Compensation; Nominating

[KEYSER PICTURE]	RICHARD L. KEYSER Director since 1999

Mr. Keyser, 60, Chairman and Chief Executive Officer, W.W. Grainger, Inc. from 1997 to present; previously, President and Chief Executive Officer, W.W. Grainger, Inc. from 1995 to 1997. Other directorships include: The Principal Financial Group; and Evanston Northwestern Healthcare.

Rohm and Haas Board Committees:
Executive Compensation; Nominating

[MCARTHUR PICTURE]	JOHN H. McARTHUR Director since 1977

Mr. McArthur, 69, Senior Advisor to the President, World Bank Group from 1996 to present; Dean Emeritus, Harvard Business School, Harvard University from 1995 to present; previously, Dean, Harvard Business School until retirement in 1995. Other directorships include: AES Corporation; BCE, Inc.; BCE Emergis; Bell Canada; Cabot Corporation; GlaxoSmithKline PLC; HCA Inc.; Koc Holdings, A.S.; and Telsat Canada.

Rohm and Haas Board Committees:
Committee on Sustainable Development; Nominating

[MONTOYA PICTURE]	JORGE P. MONTOYA Director since 1996

Mr. Montoya, 56, President, Global Snacks & Beverage, The Procter & Gamble Company and President, Procter & Gamble Latin America from 1999 to present; previously, Executive Vice President, The Procter & Gamble Company from 1995 to 1999. Other directorships include: Council of the Americas; and Haas School of Business, University of California at Berkeley.

Rohm and Haas Board Committees:
Executive Compensation; Nominating

[MOOSE PICTURE]	SANDRA O. MOOSE Director since 1981

Dr. Moose, 61, Senior Vice President and Director, The Boston Consulting Group, Inc. from 1989 to present (Dr. Moose has been employed by the Boston Consulting Group since 1968). Other directorships include: CDC Nvest Funds; and Verizon Communications.

Rohm and Haas Board Committees:
Audit; Executive; Finance; Nominating (Chair)

[OMENN PICTURE]	GILBERT S. OMENN Director since 1987

Dr. Omenn, 61, Professor of Internal Medicine, Human Genetics and Public Health, University of Michigan from 2002 to present; previously, Executive Vice President for Medical Affairs, University of Michigan, and Chief Executive Officer, The University of Michigan Health System from 1997 to 2002. Dr. Omenn also is a director of Amgen Inc.

Rohm and Haas Board Committees:
Committee on Sustainable Development (Chair); Nominating

[SCHMITZ PICTURE]	RONALDO H. SCHMITZ Director since 1992

Dr. Schmitz, 64, Advisor to Deutsche Bank AG from 2000 to present; former member of the Executive Board, Deutsche Bank AG from 1991 until retirement in 2000. Other directorships include: Cabot Corporation; GlaxoSmithKline PLC; and the Legal and General Group PLC.

Rohm and Haas Board Committees:
Audit; Finance; Nominating

[WHITTINGTON PICTURE]	MARNA C. WHITTINGTON Director since 1989

Dr. Whittington, 55, President and Chief Executive Officer, Nicholas-Applegate Capital Management from 2001 to present, and Chief Operating Officer, Allianz Dresdner Asset Management from 2001 to present; formerly, Chief Operating Officer, Morgan Stanley Institutional Investment Management from 1996 until retirement in 2001. Dr. Whittington also is a director of Federated Department Stores.

Rohm and Haas Board Committees:
Audit; Executive; Finance; Nominating

BOARD OF DIRECTORS

ORGANIZATION

     The Rohm and Haas Board of Directors held five meetings in 2002. All directors attended at least 75% of the meetings of the board and committees on which they serve. The committee memberships listed below were effective as of May 6, 2002. The committees of the Rohm and Haas Board of Directors, their functions and the number of meetings held in 2002 are:

     Audit Committee (7 meetings)—assists the Board of Directors with oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. In performing these oversight functions, the Committee, among other things, reviews the Company’s annual financial statements; selects the Company’s independent auditing firm, PricewaterhouseCoopers LLP; approves all audit and non-audit services and fees of the independent auditor; reviews the firm’s independence and considers the scope of its audits and audit results, including review of the auditor’s management letter and the Company’s response to that letter; considers the adequacy of the Company’s internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of the Company’s policies and procedures with respect to compliance with the Rohm and Haas Company Code of Business Conduct. The Board of Directors, in its business judgment, has affirmatively determined that all members of the Audit Committee are independent and financially literate.

     Members: J.R. Cantalupo (Chair), S.O. Moose, R.H. Schmitz, M.C. Whittington

     Committee on Sustainable Development (formerly the Corporate Responsibility and Environmental Safety and Health Committee) (5 meetings)—establishes guidelines and monitors management performance in meeting Rohm and Haas’s responsibilities to its employees, its customers, the general public and the communities in which Rohm and Haas operates.

     Members: G.S. Omenn (Chair), J.M. Fitzpatrick, E.G. Graves, D.W. Haas, J.H. McArthur

     Executive Committee (one meeting)—considers matters requiring Rohm and Haas board action between the Rohm and Haas board meetings.

     Members: R.L. Gupta (Chair), W.J. Avery, J.M. Fitzpatrick, S.O. Moose, M.C. Whittington

     Executive Compensation Committee (5 meetings)—reviews and approves compensation plans and remuneration arrangements for senior management and directors and oversees the administration of executive compensation plans. If necessary, a subcommittee makes decisions in accordance with requirements of Section 162(m) of the Internal Revenue Code.

     Members: W.J. Avery (Chair), T.W. Haas, J.A. Henderson, R.L. Keyser, J.P. Montoya

     Finance Committee (effective in 2003, this committee has been combined with the Audit Committee) (2 meetings)—reviews the financial strategy of Rohm and Haas, particularly its policies for capital structure, dividend payout, and return on assets; approves and recommends to the Rohm and Haas Board of Directors all dividend payments; considers Rohm and Haas’s financing plans; reviews Rohm and Haas’s foreign financial programs and currency exposure policies and practices; and provides oversight to the Rohm and Haas Benefits Investment Committee.

     Members: E.G. Graves (Chair), J.R. Cantalupo, J.M. Fitzpatrick, S.O. Moose, R.H. Schmitz, M.C. Whittington

     Nominating Committee (5 meetings)—determines corporate governance policies; nominates directors for board membership; evaluates CEO performance and oversees the evaluation of other senior management; oversees succession planning; monitors management development plans; evaluates board and committees performance annually; and meets in executive session without management present to discuss, among other things, the performance of management and the Company’s strategic plans and objectives. The Committee will consider Rohm and Haas Board of Directors nominations submitted by stockholders if names and biographical data are submitted in writing to the Committee. The chairperson of the Nominating Committee, currently Dr. Moose, is the director who presides over the regularly scheduled executive sessions of the non-management directors.

     Members: S.O. Moose (Chair), W.J. Avery, J.R. Cantalupo, E.G. Graves, D.W. Haas, T.W. Haas, J.A. Henderson, R.L. Keyser, J.H. McArthur, J.P. Montoya, G.S. Omenn, R.H. Schmitz, M.C. Whittington

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is composed solely of independent directors, as defined by governing law, rules, regulations and the listing standards of the New York Stock Exchange. The Board of Directors has made a determination that, in its business judgment, all members are financially literate. The composition of the Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with governing requirements for corporate audit committees. The Committee reviews and assesses its charter and its performance on an annual basis.

     The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s principle functions is oversight of management’s responsibilities regarding the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, procedures designed to assure compliance with accounting standards, applicable laws and regulations, and complete, timely and accurate disclosure of the Company’s financial condition and results of operations. The Company’s independent auditing firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion as to the fair presentation, in all material respects, with accounting principles generally accepted in the United States of America. Additionally, among other matters, the Audit Committee reviews the performance of the independent auditing firm, including the retention and compensation terms, and approval of the nature of and fees for audit and permitted non-audit services. The Audit Committee also is responsible for the selection and engagement terms of the independent auditor.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Committee serves in an oversight role on the basis of the information it receives, discussions with management and with the auditors, and the experience of the Committee’s members in business, financial and accounting matters.

     The Audit Committee has reviewed and discussed with management and with the independent auditor the Company’s audited consolidated financial statements and other financial disclosures, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as currently in effect. The Committee has also received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has reviewed and considered whether the provision of other permitted non-audit services by the independent auditor to the Company is compatible with maintaining the auditor’s independence and has discussed with the independent auditor its qualifications, performance and independence.

     Based upon these discussions and the information provided to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

Audit Committee James R. Cantalupo, Chair Sandra O. Moose	Ronaldo H. Schmitz Marna C. Whittington

DIRECTORS’ COMPENSATION

     Directors who are employees of Rohm and Haas Company do not receive compensation for their services as directors.

     In 2003, as was the practice in 2002, non-employee directors will receive retainer fees of $90,000, including $45,000 in cash and 1355.8096 Deferred Stock Shares, which are units credited to a director’s deferred stock account under the Rohm and Haas Company 1997 Non-Employee Director’s Stock Plan. The number of Deferred Stock Shares to which a director is entitled was calculated by dividing $45,000 by the average of the fair market value of Rohm and Haas stock on January 8, 2003. Directors may elect to defer all or part of their cash compensation into Deferred Stock Shares. While Deferred Stock Shares do not entitle directors to vote, each Deferred Stock Share is credited on each dividend payment date with Deferred Stock Shares equal to the applicable dividend payable on Rohm and Haas common stock. One Deferred Stock Share entitles the director to one share of Rohm and Haas common stock when the director leaves the Rohm and Haas Board of Directors. Each director may elect to receive the stock immediately after leaving the board or in annual installments over a period of up to 10 years after leaving the board. Directors who chair board committees will receive an additional fee of $3,000.

     For Mr. James Cantalupo’s tenure as a director from January 1, 2003 through the annual meeting of stockholders held on May 5, 2003, he received retainer fees of $15,000 and 451.9365 Deferred Stock Shares, representing 4/12 of the annual director’s fees. For his service as the chair of the Audit Committee from January 1, 2003 through the annual meeting of stockholders held on May 5, 2003, he received an additional fee of $1,000.

     In addition, all non-employee directors are reimbursed for their reasonable travel expenses to board meetings.

     Share Ownership Guidelines — Directors are subject to share ownership guidelines. They are expected to own, directly or through deferred stock shares, shares equal to two times their annual board service compensation within five years of election to board membership.

     Other Information and Business Relationships— Rohm and Haas has no related party transactions as defined by Item 404 of Regulation S-K. In the interest of fully describing any relationship the Company has with any entity with which a director is associated, the Company informs that Dr. Schmitz currently serves as an advisor to Deutsche Bank AG, which is a member of a 23 bank syndicate providing revolving credit to the Company, under which the Company and its subsidiaries may borrow up to $125 million from Deutsche Bank. The Company and its subsidiaries also have other banking relationships with Deutsche Bank in the normal course of business. Also, Mr. Montoya is an executive officer of The Procter & Gamble Company, a customer of the Company and its subsidiaries. None of these relationships is material to the Company or the entity with which the director is associated.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long-Term
					Compensation

		Annual
		Compensation			Awards		Payouts

								All
Name and				Other	Restricted	Securities		Other
Principal				Compen-	Stock	Underlying	LTIP	Compen-
Position	Year	Salary	Bonus	sation	Awards	Options	Payouts	sation

			(1)				(1)
Raj L. Gupta	2002	$898,000	$201,300	$0	$0	300,000	$400,838	$32,329	(2)
Chairman & CEO	2001	838,000	0	0	0	186,500	347,115	33,084
	2000	787,500	323,962	0	0	91,100	316,911	51,078

J. Michael Fitzpatrick	2002	$618,000	$110,000	$0	$0	125,000	$285,525	$22,258	(3)
President & COO	2001	592,000	0	0	0	91,000	244,776	23,802
	2000	565,000	184,620	0	0	52,700	240,951	40,643

Bradley J. Bell	2002	$371,000	$57,500	$0	$0	48,000	$155,588	$13,355	(4)
Senior Vice President &	2001	356,000	0	0	0	41,000	128,732	14,482
CFO	2000	341,250	185,283	0	0	25,800	140,529	22,901

Pierre R. Brondeau	2002	$322,000	$53,138	$0	$0	45,000	$80,197	$11,600	(5)
Vice President, Electronic	2001	294,000	0	0	0	25,000	60,549	16,074
Materials	2000	252,167	306,446	0	862,500	12,300	61,485	17,374

Alan E. Barton	2002	$303,300	$53,138	$0	$0	40,000	$68,122	$14,497	(6)
Vice President, Coatings	2001	217,000	105,000	0	0	14,400	51,373	9,234
	2000	205,000	79,128	0	575,000	9,500	55,113	11,568

(1)	A portion of both the annual bonus and long-term plan payout is paid in restricted stock, valued at fair market value as of the first business day of the month of grant, in lieu of cash, and is included in the amounts shown in the table in the Bonus and LTIP Payouts columns. The total number (and value) of restricted shares granted during the last five years and held at the end of 2002 (which excludes 2003 grants made in lieu of a portion of the 2002 annual and long-term bonus awards) for the named executive officers were: Mr. Gupta, 45,987 ($1,493,658); Dr. Fitzpatrick, 30,587 ($993,466); Mr. Bell, 57,040 ($1,852,659); Dr. Brondeau, 34,098 ($1,107,503); and Dr. Barton, 21,058 ($683,964). Dividends are paid currently on restricted shares and these shares carry voting rights.

(2)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $32,329.

(3)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $22,258.

(4)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $13,355.

(5)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $11,600.

(6)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Nonqualified Savings Plan of $14,497.

Option Grants in 2002

	Individual Grants				Grant Date Value

	Number of	% of
	Shares	Total
	Underlying	Options			Grant Date
	Options	Granted to	Exercise or		Present
	Granted	Employees	Base Price	Expiration	Value
Name	#	in 2002	($/Sh)(1)	Date(2)	($)(3)

R. L. Gupta	300,000	6.7%	$38.9550	March 1, 2012	$3,966,000
J. M. Fitzpatrick	125,000	2.8%	38.9550	March 1, 2012	1,652,500
B. J. Bell	48,000	1.1%	38.9550	March 1, 2012	634,560
P. R. Brondeau	45,000	1.0%	38.9550	March 1, 2012	594,900
A. E. Barton	40,000	0.9%	38.9550	March 1, 2012	528,800

(1)	The exercise price is the average of the high and low New York Stock Exchange prices for Rohm and Haas common stock on the grant dates.

(2)	Options expiring on March 1, 2012 of the indicated years are exercisable as follows: 1/3 are exercisable on March 1, 2003, 1/3 are exercisable on March 1, 2004 and 1/3 are exercisable on March 1, 2005.

(3)	Grant date values are estimated using the Black-Scholes option pricing model. Assumptions used for the Black-Scholes model are as follows:

Risk-free interest rate:	4.94%
Dividend yield:	2.05%
Volatility:	34.14%
Time to exercise:	6 years

Although executives face uncertain risks of forfeiture, these risks are not considered in estimating the grant date values.

Aggregated Option Exercises in 2002
and December 31, 2002 Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Acquired		Options at FY-End(#)		Options at FY-End($)(1)
	on	Value	Unexercisable/Exercisable		Unexercisable/Exercisable
Name	Exercise	Realized	(#)	(#)	($)	($)

R. L. Gupta	5,200	$15,014	454,701	202,716	$0	$245,675
J. M. Fitzpatrick	1,300	21,315	203,234	157,634	0	393,251
B. J. Bell	0	0	83,934	76,266	0	146,757
P. R. Brondeau	0	0	65,767	30,187	0	14,385
A. E. Barton	0	0	52,767	25,885	0	28,005

(1)	The value of the options was calculated assuming a stock price of $32.48, which was the closing price of the common stock on the New York Stock Exchange on December 31, 2002.

Long-Term Incentive Plan Awards (2002 — 2004 Cycle) (1)

				Estimated Future
	Number of	Performance or	Payouts Under Non-Stock
	Shares, Units	Other Period		Price Based Plans
	or Other Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)	or Payout	($)	($)	($)

R. L. Gupta	410,000	12/31/2004	$205,000	$410,000	$922,500
J. M. Fitzpatrick	300,000	12/31/2004	150,000	300,000	675,000
B. J. Bell	160,000	12/31/2004	80,000	160,000	360,000
P. R. Brondeau	100,000	12/31/2004	50,000	100,000	225,000
A. E. Barton	100,000	12/31/2004	50,000	100,000	225,000

(1)	Awards are calculated by multiplying a bonus standard for the executive’s level/role times the Corporate Performance Factor. The Corporate Performance Factor for the three-year performance cycle is determined based on two metrics: 1) Rohm and Haas’s Compound Sales Growth for the award cycle; and 2) Rohm and Haas’s cumulative total stockholder return (TSR) over a five-year period ending on the last day of the three-year cycle versus the cumulative TSR over the same period of a peer group of comparison companies for benchmarking executive compensation.

The numbers shown in the column titled “Number of Shares, Units or Other Rights” are the bonus standards in dollar amounts set so that resulting bonuses combined with stock-based grants will produce total long-term compensation at the median level provided by other industrial companies of like size and profitability, if Rohm and Haas meets performance targets. No payout is allowed if the Corporate Performance Factor is less than 0.5. The payouts shown in the Threshold column are based on a Corporate Performance factor of 0.5. The payouts shown in the Target column assume that Rohm and Haas’s performance matches both the Compound Sales Growth target and the cumulative total return of a peer group of comparison companies. The payouts shown in the Maximum column reflect the Target payouts capped at 2.25, the performance factor cap established by the Executive Compensation Committee (for further discussion, see the Long-Term Bonuses section, below).

Pension Plan Table

	Years of Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$400,000	$117,921	$157,228	$196,535	$200,000	$205,149	$234,456
600,000	177,921	237,228	296,535	300,000	310,149	356,456
800,000	237,921	317,228	396,535	400,000	415,149	474,456
1,000,000	297,921	397,228	496,535	500,000	520,149	594,456
1,200,000	357,921	477,228	596,535	600,000	625,149	714,456
1,400,000	417,921	557,228	696,535	700,000	730,149	834,456
1,600,000	477,921	637,228	796,535	800,000	835,149	954,456
1,800,000	537,921	717,228	896,535	900,000	940,149	1,074,456
2,000,000	597,921	797,228	996,535	1,000,000	1,045,149	1,194,456

     This table shows the approximate aggregate annual pension benefit under the Rohm and Haas Pension Plan and the supplemental Rohm and Haas Company Non-Qualified Pension Plan assuming retirement at age 65 in 2002. The Remuneration column represents the average salary that is based on the highest consecutive 36-month base salary, and the annual bonus that is the average of the bonuses earned under the annual bonus plan in the last five years before retirement or, if higher, in the seven years prior to retirement, excluding the highest and lowest of those bonuses. As of December 31, 2002, the years of credited service on which benefits are based for the named executives are: Mr. Gupta, 31 years; Dr. Fitzpatrick, 27 years; Mr. Bell, 5 years; Dr. Brondeau, 13 years; and Dr. Barton, 18 years.

REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

     The Executive Compensation Committee is responsible for implementing the Board’s responsibilities relative to the compensation of Rohm and Haas’s senior executive employees. The Company’s compensation policies are to attract and retain the best possible executive talent, to motivate its executives to achieve the Company’s long term strategic goals, to link executive and stockholder interests through equity based compensation, and to provide a compensation package that appropriately recognizes both individual and corporate contributions. Total compensation of Rohm and Haas executives is based on corporate, business group and individual performance. The Executive Compensation Committee is composed entirely of independent directors and operates in accord with its charter that complies with all statutory requirements of the New York Stock Exchange, the Sarbanes-Oxley Act and other governing laws, rules and regulations.

     Individual performance is measured primarily by results achieved compared to objectives agreed to at the start of the year. The Committee takes into account individual performance in determining salary increase amounts and stock option grants and may also reduce the amounts of incentive compensation awards based upon individual performance. Incentive compensation is paid in cash and restricted stock.

     When Rohm and Haas meets performance norms established by the Committee, the Committee intends executive compensation to be at the median levels of our competitors’ compensation. As Rohm and Haas’s performance moves beyond those norms and the performance of our competitors, the Committee intends our executive compensation to move toward the high end of our competitors’ compensation. If Rohm and Haas’s performance should fall below those norms, the Committee intends executive compensation to fall toward the lower end of our competitors’ compensation. The formulas in the plans described below are designed to achieve these results.

     It is the Committee’s intention that all compensation paid to executives be fully deductible under the Internal Revenue Code, recognizing that, in any given year, the payment calculations provided for in the compensation plans may result in payments that trigger the non-deductible threshold. For his performance in 2002 that is paid in 2003, a portion of the CEO’s compensation may not be deductible because of a Committee action to address an issue that arose in calculating the payouts to be made to executive employees under the shareholder-approved Long-Term Bonus plan, as discussed below in the Long-Term Bonuses section. If any, that amount is not projected to be material.

     Salaries—Executive salaries are established under the same system used for most Rohm and Haas salaried employees. The salary range centered around the median salary for comparable positions in other industrial companies of generally the same size and profitability as determined through widely used surveys. Individual executive salaries are then managed in relation to these market-based midpoints based on performance, experience, and consideration of individual job-specific market rates.

     Annual Bonuses—Rohm and Haas’s executive employees participate in the same annual incentive plan as all Rohm and Haas employees. The Annual Incentive Plan for 2002 is based upon two performance metrics – Adjusted Return on Net Assets and Sales Growth. The first factor, Adjusted Return on Net Assets, is calculated by Adding After Tax Purchase Accounting Amortization to Profit Before Interest, After Taxes and dividing that sum by the difference between Total Assets and Non-interest bearing Liabilities. This calculation is adjusted to remove the impact of purchased or sold businesses and “unusual items.” The second factor, Sales Growth, is defined as the increase in total annual sales as measured in U.S. Dollars, but adjusted for foreign currency fluctuations. Sales Growth also will be adjusted to add or remove the impact of purchased or sold businesses.

     The Committee also reviews and approves any recommended actions for executive employees relative to awards under Rohm and Haas’ Special Bonus program. This program rewards exceptional individual performance that exceeds the general metrics set in the Annual Bonus program. For 2002, fifteen executive employees received a Special Bonus award.

     Long-Term Bonuses—The long-term incentive plan is based on a three-year cycle. Approximately 60 eligible Rohm and Haas executive employees participate in the Long-Term Incentive Plan. Performance under this plan is measured based upon: (1) Rohm and Haas’s five-year cumulative total shareholders return versus the Company’s peer group of comparison companies for benchmarking executive compensation; and (2) a compound sales growth for the award cycle.

     For the 2000–2002 performance cycle, although the Company’s five-year cumulative total shareholders return greatly exceeded the Company’s peer group of comparison companies, strict application of the formula resulted in a negative payout value because the peer companies total shareholders return was a negative number. Therefore, in order to be able to make the plan payments consistent with the meaning and intention of the plan, the Committee, in its judgment and as it is empowered to do, determined that a performance factor of 1.125 was appropriate under the plan performance measures. Also, in the Committee’s judgment, a performance factor cap of 2.25 was established for the entire plan. The Committee’s action neither increased the authorized payouts nor the class of eligible participants.

     Stock—Participants in the Rohm and Haas Stock Plan received stock options in 2002 with an exercise price equal to the average of the high and low prices on the New York Stock Exchange on the date of grant. The Committee determines guidelines for the granting of stock options to executive employees, including the CEO, so that the value of the stock options granted, combined with long-term bonus awards, would be equal to the median of total long-term compensation of other chemical companies of generally the same size and profitability at target performance. In addition, executive employees may elect to receive all or a portion of annual and/or long-term incentive awards in restricted stock. The restrictions on restricted stock lapse in accordance with guidelines determined by the Committee generally after a five year period, and stock options fully vest over a three year period.

     Benefits—The benefits provided for executive employees are in line with those of all parent company employees and with those provided by other large chemical companies.

Performance of Rohm and Haas and its Chief Executive Officer

     In reviewing Mr. Gupta’s performance, the Committee noted that, while financial performance fell short of the 2002 business plan, the Company demonstrated strong performance versus its peers and excellent progress toward the achievement of several strategic objectives. While sales were flat versus 2001, earnings, excluding unusual items, increased by 26% over prior year. Important changes in the product portfolio of the Company were accomplished with the acquisition of the European assets of Ferro Corporation’s Powder Coatings business and the global Plastics Additives business of Kureha Chemical Company of Japan. The major investment in the ERP (Enterprise Resource Planning) system has progressed very well and the Company’s safety performance improved significantly versus 2001. Given the very difficult economic environment, Mr. Gupta demonstrated sound leadership and the highest standards of personal and business integrity.

Chief Executive Officer’s Compensation

     In February 2002, the Committee increased Mr. Gupta’s annual salary amount by $63,000 effective April 1, 2002 based upon the increases in Rohm and Haas’s salary ranges between 2001 and 2002, Mr. Gupta’s performance in 2001 and the Committee’s expectations of his future performance.

     Also, for 2002 performance and payable in 2003, Mr. Gupta received an award under the Annual Incentive Plan in the amount of $201,300, and an award under the terms of the Long Term Incentive Plan in the amount of $400,838. Of the Long Term award, $200,419 was paid in cash and $200,419 in restricted stock.

     Mr. Gupta’s 2002 stock option grant followed the Committee’s guidelines and has an exercise price equal to the fair market value on the date granted.

     Executive Compensation Committee—William J. Avery (Chair), Thomas W. Haas, James A. Henderson, Richard L. Keyser, Jorge P. Montoya.

CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

Rohm and Haas, S&P 500 Index, S&P 500 Chemicals Index and S&P 500 Specialty
Chemicals Index

Source: Bloomberg

This comparison of five-year cumulative total return assumes $100 invested on December 31, 1997 in Rohm and Haas common stock, the S&P 500 Composite Index, the S&P 500 Chemicals Index and the S&P 500 Specialty Chemicals Index and the reinvestment of dividends.

ROHM AND HAAS STOCK OWNERSHIP

     The following table lists the beneficial owners of more than 5% of the outstanding shares of common stock of Rohm and Haas Company as of March 7, 2003.

		Shares	Percentage of
		Beneficially	Class
Stockholders	Class	Owned	Outstanding

John C. Haas, John O. Haas, William D. Haas and Thomas W.	common	30,995,897 (2)	13.48%
Haas and two income trusts of which they, together with Mellon Bank N.A., are trustees(1)
Four charitable income trusts of which John C. Haas, John O.	common	34,458,444 (3)	14.99%
Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others(1)
Rohm and Haas Company Employee Stock Ownership Plan, 100	common	15,593,706	6.78%
Independence Mall West, Philadelphia, PA 19106(4)
Dodge & Cox, One Sansome Street, San Francisco, CA 94104 (institutional investor whose ownership information was disclosed in a Form 13G filed with the SEC on or about February 13, 2003)	common	11,734,772	5.10%

(1)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Mr. Thomas Haas is a director of Rohm and Haas.

(2)	John C. Haas, John O. Haas and William D. Haas, and their spouses, beneficially own directly, or as custodian for minor children, 373,755, 375,165 and 304,360 shares, respectively. Thomas W. Haas and his spouse beneficially own 557,833.4595 shares, and recently entered into certain derivative security arrangements to sell 245,000 shares on one or more future dates pursuant to terms specified in the arrangements. Together with Mellon Bank, these individuals have voting and investment power over 29,384,784 shares in the two income trusts.

(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and First Union National Bank, has investment power over 27,490,140 shares in two charitable trusts. John C. Haas exercises voting and investment power with other trustees in a third charitable trust holding 3,484,152 shares, and John O. Haas, William D. Haas and Thomas W. Haas exercise voting and investment power with another trustee in a fourth charitable trust holding 3,484,152 shares. They disclaim beneficial interest in these trusts.

(4)	4,802,933 of the shares have been allocated to employee accounts.

Executive officers and directors

     Stock Ownership Guidelines—Effective January 1, 1997, the Rohm and Haas Board of Directors approved stock ownership guidelines requiring all executives to own amounts of Rohm and Haas common stock equal to one-half to five times the amount of their annual salary, depending on the executive’s level. Executives have three years after their promotion to a new executive level to bring their stock holdings up to the required level. All executives are in compliance with these guidelines.

     Ownership—The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of March 7, 2003. None of the persons listed in the table below, with the exception of David W. Haas and Thomas W. Haas, who beneficially own 1.66% and 26.50%, respectively, of the outstanding shares of common stock, beneficially owns more than 1% of the outstanding common stock.

	Number of	Number of
	Shares	Exercisable	Total Beneficial
Name	Owned(1)	Options	Stock Ownership

W. J. Avery	18,507.0918	N/A	18,507.0918
A. E. Barton	40,677.0482	47,185	87,862.0482
B. J. Bell	77,573.6010	114,533	192,106.6010
P. R. Brondeau	53,508.6551	57,620	111,128.6551
J. R. Cantalupo	11,178.3358	N/A	11,178.3358
J. M. Fitzpatrick	87,545.7200	247,200	334,745.7200
E. G. Graves	18,396.1853	N/A	18,396.1853
R. L. Gupta	151,101.9130	395,250	546,351.9130
D. W. Haas(2)	3,821,144.8983	N/A	3,821,144.8983
T. W. Haas(2)	60,916,909.4595	N/A	60,916,909.4595
J. A. Henderson	22,428.0778	N/A	22,428.0778
R. L. Keyser	12,110.4595	N/A	12,110.4595
J. H. McArthur	16,898.7019	N/A	16,898.7019
J. P. Montoya	21,517.8862	N/A	21,517.8862
S. O. Moose	12,185.0399	N/A	12,185.0399
G. S. Omenn	34,537.7777	N/A	34,537.7777
R. H. Schmitz	13,345.6442	N/A	13,345.6442
M. C. Whittington	24,098.0086	N/A	24,098.0086
All executive officers and directors as a group (20 persons)	65,377,085.0871	953,786	66,330,871.0871 (3)

(1)	Shares owned by directors include deferred stock units allocated under the 1997 Non-Employee Directors’ Stock Plan. Shares owned by executive officers include shares allocated under the Rohm and Haas Savings Plan and Employee Stock Ownership Plan and stock units allocated under the Non-Qualified Savings Plan.

(2)	Mr. David W. Haas owns directly 336,992.8983 shares, and exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares. He disclaims beneficial ownership in the charitable trust. Mr. Thomas W. Haas, with his spouse, own directly 557,833.4595 shares, and recently entered into certain derivative security arrangements to sell 245,000 shares on one or more future dates pursuant to terms specified in the arrangements. He exercises voting and investment power with other trustees in two income trusts holding 29,384,784 shares. Also, he exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares, and exercises investment power with other trustees in two charitable trusts holding 27,490,140 shares. He disclaims beneficial interest in the charitable trusts.

(3)	All current executive officers and directors as a group beneficially own 28.85% of the outstanding Rohm and Haas common stock.

Compliance with Section 16 of the Securities Exchange Act of 1934

     Rohm and Haas Company believes that all of its directors and executive officers complied with all Section 16 filing requirements during 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

     Members of PricewaterhouseCoopers LLP, which is Rohm and Haas’s independent auditing firm for 2002 and which has been selected and retained by the Audit Committee of the Board of Directors to continue in that capacity for 2003, are expected to be present at the Rohm and Haas annual meeting and available to respond to appropriate questions. These individuals will be given the opportunity to make a statement at the meeting if they desire to do so.

     For the year ended December 31, 2002, PricewaterhouseCoopers LLP billed the following fees for professional services rendered to the Company:

Audit Fees
Fees for audit of consolidated financial statements	$3,770,000
Financial Information Systems Design and Implementation Fees	None
All Other Fees
• Fees for audits and consultations related to actual and proposed acquisitions and divestitures	410,000
• Fees for new systems security and systems integrity analyses	1,925,000
• Fees for tax compliance and planning	2,530,000
• Fees for consulting and other	1,260,000

Total	$9,895,000

CORPORATE GOVERNANCE DISCLOSURES

     In this new section in the proxy, Rohm and Haas has identified several of its corporate governance policies and practices that comply with now required or shortly will be required provisions of the Sarbanes-Oxley Act, new rules promulgated by the Securities and Exchange Commission (“SEC”) to implement the Sarbanes-Oxley Act provisions, and new corporate governance rules adopted by the New York Stock Exchange (“NYSE”) and expected to be approved by the SEC.

Availability of Corporate Governance Documents on the Rohm and Haas Web Site

     Rohm and Haas’s public web site is located at www.rohmhaas.com. During 2003, the Company will post on its web site the following corporate governance documents as those documents are amended, approved and adopted by the Board of Directors:

•	Charter of the Board of Directors of Rohm and Haas Company.

•	Charters of the Audit, Executive Compensation and Nominating

Committees of the Board of Directors of Rohm and Haas Company.

•	Corporate Governance Policies and Guidelines.

•	Rohm and Haas Company Code of Business Conduct and Ethics (applicable to all directors, officers and employees of the Company).

Procedure for Selection of Director Presiding Over the Executive Sessions of
the Board of Directors

     In accordance with the Rohm and Haas Corporate Governance Policies and Guidelines, the non-management members of the Board of Directors meet in regularly scheduled executive sessions without the presence or participation of the Company’s management. The chairperson of the Nominating Committee presides over these sessions. During 2003, Dr. Sandra O. Moose is the chair of the Nominating Committee and will preside over the executive sessions of the Board of Directors for this year.

Independence Determination and Categorical Standard for Determining “Material
Relationship” with Rohm and Haas

     In accordance with governing NYSE rules regarding the Board of Director’s affirmative determination that a director qualifies as “independent,” the Board has adopted a categorical standard under which a director may be deemed not to have a “material relationship” with Rohm and Haas. Under that standard, a director is deemed not to have a “material relationship” with the Company if it is determined that the director or the entity with which the director is associated, either directly or indirectly, receives monies or other benefits that amount to less than one percent (1%) of the annual revenues derived from the sales or services rendered either of the Company or the entity with which the director is associated. Under this standard, the Board of Directors has affirmatively determined that all non-employee directors have been deemed not to have a “material relationship” with the Company.

     2004 ANNUAL MEETING PROPOSALS

     Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2004 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting, must be received by the Corporate Secretary of Rohm and Haas Company no later than November 25, 2003. Under the Rohm and Haas Company Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the Board of Directors or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

ROHM AND HAAS COMPANY
NOTICE OF 2003 ANNUAL MEETING
AND PROXY STATEMENT

[RECYCLED PAPER SYMBOL]This Document has been printed entirely on recycled paper

[ROHM AND HAAS COMPANY LOGO]

ROHM AND HAAS COMPANY

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZRHMC1

☒	Please mark votes as in this example.

1. Election of		(01)	W.J. Avery	(08)	R.L. Keyser	ROHM AND HAAS COMPANY
Directors		(02)	J.M. Fitzpatrick	(09)	J.H. McArthur
		(03)	E.G. Graves	(10)	J.P. Montoya
		(04)	R.L. Gupta	(11)	S.O. Moose
		(05)	D.W. Haas	(12)	G.S. Omenn
		(06)	T.W. Haas	(13)	R.H. Schmitz	2. To transact other business properly coming before
		(07)	J.A. Henderson	(14)	M.C. Whittington	the meeting.
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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZRHMC2

ROHM AND HAAS COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders — May 5, 2003

The undersigned hereby appoints J.M. Fitzpatrick, R.L. Gupta and S.O. Moose and each of them, with power of substitution, as proxies at the annual meeting of stockholders of ROHM AND HAAS COMPANY to be held on May 5, 2003, and at any adjournment thereof, and to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present. If the undersigned participates in the Rohm and Haas Employees Savings Plan, or the Morton Savings Plan, the undersigned also hereby directs the Trustees of the Employee Stock Ownership Trust, the Non-ESOP Thrift Fund and the Morton Savings Plan to vote shares held in the Trusts as indicated on this card; failure to return this proxy constitutes an instruction to the Trustees to vote shares as directed by other participants.

This proxy will be voted as directed on the reverse side, but in the absence of such direction this proxy will be voted FOR the election of all nominees for director.

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